SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 12/31/2002
FILE NUMBER 811-1540
SERIES NO.: 32

72DD     1.   Total income dividends for which record date passed during the period.(000's Omitted)
              Class A Shares                 $   295
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class B Shares                 $   179
              Class C Shares                 $    55


73A.     1.   Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
              Class A Shares                 $000.1160
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Class B Shares                 $000.0495
              Class C Shares                 $000.0495



74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                   3,248
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                   5,033
              Class C Shares                   1,662


74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                $  9.46
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                $  9.46
              Class C Shares                $  9.46